Exhibit 99.1

Trevena Appoints Scott Applebaum as Chief Legal and Compliance Officer and SVP of Regulatory Affairs

CHESTERBROOK, Pa., Feb. 13, 2020 (GLOBE NEWSWIRE) -- Trevena, Inc. (Nasdaq: TRVN), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (CNS) disorders, today announced the appointment of Scott Applebaum as Chief Legal and Compliance Officer and Senior Vice President of Regulatory Affairs. Mr. Applebaum comes to the Company with over 20 years of experience in a variety of senior leadership roles at both large and small companies at various stages of development and commercialization in the biopharmaceuticals sector.

“We are very pleased that Scott is joining the Trevena team at this important stage in our progress,” said Carrie Bourdow, President and Chief Executive Officer of Trevena, Inc. “We recently achieved a significant milestone with the resubmission of the NDA for oliceridine. We have several important catalysts ahead this year, including proof-of-concept data for TRV250 in acute migraine and associated anxiety; and, of course, potential approval and launch of oliceridine. Scott’s breadth of strategic, legal and regulatory experience will be invaluable as we prepare for the commercialization of oliceridine and continue to advance our innovative pipeline.”

“I am excited to join the Trevena team,” said Scott Applebaum. “I look forward to helping the company grow and continue in its mission of ‘Innovating for Patients’ and developing and commercializing important new therapeutic options for patients in need.”

Mr. Applebaum joins Trevena with extensive experience providing legal counsel and regulatory guidance to biopharmaceutical companies in a variety of roles across several organizations. He began his biopharmaceutical career over two decades ago at Bristol-Myers Squibb, where he served in various legal and compliance roles. He subsequently joined Shire Pharmaceuticals as Senior Vice President, where he held leadership roles in multiple functions, including SVP of Legal, SVP of Global Regulatory Affairs & Quality Assurance and SVP of the Global Neuroscience Business Unit where he led the successful launch of Shire’s flagship and market-leading ADHD product in multiple countries. Mr. Applebaum’s experience with high growth biopharmaceutical companies includes his role as General Counsel and Corporate Secretary of Vitae Pharmaceuticals where he played a key role in the sale of Vitae to Allergan plc, as well as Chief Legal Officer of Medgenics. Most recently, Mr. Applebaum was President of Context Therapeutics, a privately held biopharma company dedicated to discovering novel compounds for the treatment of hormone responsive cancers. Mr. Applebaum received a B.S.E. in Finance and Accounting from the Wharton School of the University of Pennsylvania and a J.D. from the Stanford Law School.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with CNS disorders. The Company has four novel and differentiated investigational drug candidates, including IV oliceridine, for the management of moderate to severe acute pain in hospitals, TRV250 for the acute treatment of migraine, and TRV734 for maintenance treatment of opioid use disorder. The Company has also identified TRV045, a novel S1P receptor modulator that may offer a new, non-opioid approach to treating a variety of CNS disorders.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development of its therapeutic candidates, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the status, timing, costs, results and interpretation of the Company’s clinical trials; the uncertainties inherent in conducting clinical trials; expectations for regulatory approvals, including for oliceridine; availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; uncertainties related to the Company’s intellectual property; other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

For more information, please contact:

Investor Contact:

Daniel Ferry

LifeSci Advisors

Phone: 617-430-7576

Email: IR@trevena.com

Company Contact:

Bob Yoder, SVP and Chief Business Officer

Trevena, Inc.

Phone: 610-354-8840